                                                                   EXHIBIT 99.1

               AVONDALE INCORPORATED REPORTS FISCAL YEAR RESULTS

MONROE, GEORGIA

         Avondale Incorporated today reported record sales of $1,049,474,000 for the fiscal year ended August 29, 1997, up 49% from fiscal 1996 sales of $706,232,000. Net income increased 68% to $22,937,000 in fiscal 1997 from $13,648,000 in fiscal 1996.

         Earnings before interest, income taxes, depreciation and amortization ("EBITDA") were $111,483,912 for fiscal 1997, compared to $75,323,713 for fiscal 1996. Utilizing this operating cash flow, the Company made capital expenditures of $32,046,000 and reduced its debt by $51,775,000 in fiscal 1997.

         G. Stephen Felker, Chairman, President and Chief Executive Officer remarked that "In addition to the ever present challenges of manufacturing and marketing in the competitive environment of the textile industry, we enjoyed the opportunity to effect the integration of Graniteville Company, which we purchased in 1996, into Avondale. Our task has been to achieve a combination in which the result is greater than the sum of the parts. I am pleased to report that successful progress is being made and is reflected in our financial results for fiscal 1997."

         "The year began with weak markets for many of Avondale's products permitting only a very modest profit in the first half of the fiscal year. By mid year, however, both our understanding of our new company and market demand in certain segments in our distribution had begun to improve. Performance by all measures was very respectable in the last half of the fiscal year."

         "Avondale is committed to the continued modernization of its facilities, with approximately $90,000,000 in capital expenditure projects planned for fiscal 1998. Graniteville Fabric's Horse Creek Plant, a denim weaving facility under construction since last spring, is scheduled to come on line in 1998 with the most productive technology available. Construction of another greige weaving facility adjacent to the Company's Swint Plant in Graniteville, South Carolina is expected to begin in November, 1997, with completion anticipated by the summer of 1998. These capital commitments will produce significant progress towards Avondale's objective of being the lowest cost, highest quality producer and marketer in our lines of business."

Contact:

Craig S. Crockard
Corporate Vice President, Planning and Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, Al 35150-1899
(205) 249-1340